N E W S  B U L L E T I N

FROM:

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2013 First Quarter Results

OXNARD, CA, June 28, 2012 -- CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today reported results for its first quarter ended May 31, 2012. Highlights for the quarter include:

  Consolidated first quarter revenue of $43.9 million, up 27% compared to the first quarter last year; with Wireless Datacom revenue up 44% to $31.7 million.
  First quarter GAAP net income of $4.2 million or $0.14 per diluted share, compared to $0.5 million or $0.02 per diluted share last year.
  Adjusted Basis (non-GAAP) net income of $5.3 million or $0.18 per diluted share, compared to $1.4 million or $0.05 per diluted share last year.
  Net cash provided by operations for the first quarter of $3.2 million, and total cash balance at May 31, 2012 of $7.3 million.

Commenting on the first quarter results, Michael Burdiek, CalAmp's President and Chief Executive Officer said, "We began fiscal 2013 with an outstanding first quarter where the earnings power of our business strategy was clearly evident. The Wireless Datacom segment posted impressive revenue growth of 44%, driven by strength across core verticals with continued momentum in Mobile Resource Management (MRM) and significant contribution from our Rail initiative. In the Satellite business segment, we were particularly pleased with the gross margin improvement to 15.8% and with its solid contribution to the bottom line.”

Mr. Burdiek continued, “The maturing global machine-to-machine (M2M) ecosystem is opening up new opportunities to grow our business and engage with large enterprise customers. Our vertically focused M2M hardware and software platform strategy, as well as our strengthening wireless carrier alliances, are providing us with enhanced visibility into larger deals.”

Fiscal 2013 First Quarter Results
Total revenue for the fiscal 2013 first quarter was $43.9 million compared to $34.6 million for the first quarter of fiscal 2012, an increase of 27%. Wireless Datacom revenue increased 44% to $31.7 million from $22.0 million in the same period last year, and Satellite revenue was $12.2 million compared to $12.5 million in the first quarter last year.

Consolidated gross profit for the fiscal 2013 first quarter was $13.7 million, an increase of $4.2 million over the same quarter last year primarily as a result of the higher revenue. The gross margin percentage increased to 31.2% in the fiscal 2013 first quarter from 27.3% in the first quarter last year primarily as a result of the significant gross margin improvement in the Satellite segment.

CalAmp Reports Fiscal 2013 First Quarter Results
June 28, 2012

GAAP net income for the fiscal 2013 first quarter was $4.2 million, or $0.14 per diluted share, compared to net income of $0.5 million or $0.02 per diluted share in the first quarter of last year.

Non-GAAP net income for the fiscal 2013 first quarter was $5.3 million, or $0.18 per diluted share, compared to non-GAAP net income of $1.4 million or $0.05 per diluted share for the same quarter last year. A reconciliation of the GAAP basis pretax income to the non-GAAP net income is provided in the table at the end of this press release.

Liquidity
As of May 31, 2012, the Company had total cash of $7.3 million and an outstanding bank term loan of $2.8 million. Total debt outstanding at the end of the first quarter includes the $3.1 million carrying amount of a note payable issued in May 2012 in connection with the previously announced Navman Wireless asset purchase and supply agreement. Net cash provided by operating activities during the first quarter was $3.2 million, and the unused borrowing capacity on the bank revolver at that date was $9.2 million.

Business Outlook
Commenting on the Company's business outlook, Mr. Burdiek said, "Based on our latest projections, we expect fiscal 2013 second quarter consolidated revenues in the range of $41 to $45 million. We anticipate that Wireless Datacom second quarter revenues will be up moderately on a sequential basis and up significantly year over year, and we expect Satellite second quarter revenues will be up year over year but down somewhat on a sequential basis. At the bottom line, we expect second quarter GAAP basis net income in the range of a $0.09 to $0.13 per diluted share, and non-GAAP net income in the range of $0.13 to $0.17 per diluted share."

Mr. Burdiek continued, “CalAmp is now benefiting from its strategic focus on key market verticals that offer attractive long term growth prospects. Our competitive position in these verticals is strengthening as we broaden our product portfolio, exploit opportunities for integrated hardware and software solutions, and extend our market reach. The opening of our design center in New Zealand last month, as well as incremental investment in software resources, should give us increased capacity to bring innovative products to market and fuel the growth of our Wireless Datacom segment.”

Conference Call and Webcast
A conference call and simultaneous webcast to discuss first quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 877-218-7286 (615-800-6912 for international callers) and using the Conference ID # 89852304. An audio replay will be available through July 7, 2012 by calling 855-859-2056 and entering the Conference ID # 89852304.

Additionally, a live webcast of the call will be available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

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CalAmp Reports Fiscal 2013 First Quarter Results
June 28, 2012

After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp
CalAmp develops and markets wireless communications solutions that deliver data, voice and video for critical networked communications and other applications. The Company's two business segments are Wireless DataCom, which serves enterprise, utility and government customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s wireless and satellite markets, the timing of customer approvals of new product designs, intellectual property infringement claims, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, and other risks or uncertainties that are described in the Company's Report on Form 10-K for fiscal 2012 as filed on April 26, 2012 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

COMPANY CONTACT
Joanne Keates
Director of Corporate Communications
jkeates@calamp.com
(805) 419-8239

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CalAmp Reports Fiscal 2013 First Quarter Results
June 28, 2012

CAL AMP CORP.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, in thousands except per share amounts)

	Three Months Ended
	May 31,
	2012	2011
Revenues	$43,861	$34,554

Cost of revenues	30,185	25,122

Gross profit	13,676	9,432

Operating expenses:
Research and development	3,172	3,104
Selling	2,808	2,592
General and administrative	3,098	2,499
Intangible asset amortization	317	352
	9,395	8,547

Operating income	4,281	885

Non-operating expense, net	(90)	(356)

Income before income taxes	4,191	529

Income tax provision	(9)	(9)

Net income	$4,182	$520

Earnings per share:
Basic	$0.15	$0.02
Diluted	$0.14	$0.02

Shares used in computing earnings per share:
Basic	27,925	27,357
Diluted	29,263	28,226

BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands)

	Three Months Ended
	May 31,
	2012	2011
Revenues
Wireless DataCom	$31,671	$22,037
Satellite	12,190	12,517

Total revenues	$43,861	$34,554

Gross profit
Wireless DataCom	$11,745	$8,604
Satellite	1,931	828

Total gross profit	$13,676	$9,432

Operating income (loss)
Wireless DataCom	$4,391	$2,130
Satellite	1,080	(288)
Corporate expenses	(1,190)	(957)

Total operating income	$4,281	$885

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CalAmp Reports Fiscal 2013 First Quarter Results
June 28, 2012

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	February 28,
	2012	2012
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$7,315	$5,601
Accounts receivable, net	19,157	14,383
Inventories	14,635	10,057
Deferred income tax assets	5,206	5,425
Prepaid expenses and other current assets	4,311	4,323

Total current assets	50,624	39,789

Property, equipment and improvements, net	2,177	1,761

Deferred income tax assets, less current portion	6,681	6,412

Goodwill and other intangible assets, net	7,132	2,738

Other assets	750	781

	$67,364	$51,481
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$2,206	$1,100
Accounts payable	17,616	9,523
Accrued payroll and employee benefits	2,772	4,405
Deferred revenue	6,436	6,305
Other current liabilities	3,012	2,268

Total current liabilities	32,042	23,601

Long-term debt	3,704	1,900
Other non-current liabilities	1,587	1,003

Stockholders' equity:
Common stock	287	287
Additional paid-in capital	155,357	154,485
Accumulated deficit	(125,548)	(129,730)
Accumulated other comprehensive loss	(65)	(65)

Total stockholders' equity	30,031	24,977

	$67,364	$51,481

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CalAmp Reports Fiscal 2013 First Quarter Results
June 28, 2012

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited - In thousands)

	Three Months Ended
	May 31,
	2012	2011
Cash flows from operating activities:
Net income	$4,182	$520
Depreciation and amortization	537	700
Stock-based compensation expense	858	532
Non-cash interest expense	41	134
Changes in operating working capital	(2,423)	414

Net cash provided by operating activities	3,195	2,300

Cash flows from investing activities:
Capital expenditures	(435)	(216)
Navman Wireless asset purchase agreement	(1,000)	-
Collections on note receivable	140	168

Net cash used in investing activities	(1,295)	(48)

Cash flows from financing activities:
Repayments of bank line of credit	-	(2,097)
Repayments of bank term loan	(200)	-
Taxes paid related to net share settlement of vested equity awards	(92)	(65)
Proceeds from exercise of stock options and warrants	106	5

Net cash used in financing activities	(186)	(2,157)

Net change in cash and cash equivalents	1,714	95

Cash and cash equivalents at beginning of period	5,601	4,241

Cash and cash equivalents at end of period	$7,315	$4,336

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CalAmp Reports Fiscal 2013 First Quarter Results
June 28, 2012

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited)

"GAAP" refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income to Adjusted Basis (non-GAAP) Net Income is as follows (in thousands except per share amounts):

	Three Months Ended
	May 31,
	2012	2011
GAAP basis pretax income	$4,191	$529

Amortization of intangible assets	317	352
Stock-based compensation expense	858	532
Pretax income (non-GAAP basis)	5,366	1,413

Income tax provision (non-GAAP basis) (a)	(59)	(9)
Adjusted Basis net income	$5,307	$1,404

Adjusted Basis net income per diluted share	$0.18	$0.05

Weighted average common shares outstanding
on diluted basis	29,263	28,226

(a)	The non-GAAP income tax provision reflects the income taxes paid/payable (or received/receivable) based on on the non-GAAP pretax income for the period. The Company had net operating loss carryforwards to offset the pre-tax book income for the three-month periods ended May 31, 2012 and 2011.

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